EXHIBIT 10.22

ISB FINANCIAL CORP.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of September 11, 2007 by and between ISB FINANCIAL CORP. (the “Company”), and Charles N. Funk (the “Executive”), and shall be effective immediately upon the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger By and Between MidWestOne Financial Group, Inc. (“MidWestOne”) and the Company dated September 11, 2007 (the “Merger Agreement”), whereby MidWestOne shall merge with and into the Company, with the Company being the surviving corporation (with the consummation of the Merger constituting the “Effective Date”).

RECITALS

A. The Executive is currently employed by the Company, pursuant to the terms of an employment agreement dated January 1, 2001 (the “Prior Employment Agreement”).

B. The Company and MidWestOne desire to employ the Executive following the Merger, pursuant to the terms of this Agreement.

C. The Company and the Executive have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation the Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Company or the Executive might ever make to terminate this Agreement.

D. The Company and the Executive desire to enter into this Agreement as of the Effective Time (as defined in the Merger Agreement) and, to the extent provided herein, this Agreement shall supersede all of the terms and conditions of all prior employment terms and conditions, whether or not in writing, including the Prior Employment Agreement and any such prior Employment Agreement shall become null and void as of the Effective Time, and the parties thereunder shall have no rights or interests therein.

E. The Company recognizes that circumstances may arise in which a change of control of the Company through acquisition or otherwise may occur (other than with respect to the Merger) thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive which uncertainty may result in the loss of valuable services of the Executive and the Company and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1. Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive during the Employment Period (as defined below) and the Executive hereby agrees to continue to remain in the employ of the Company and to provide services during the Employment Period in accordance with this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31 of the second calendar year after the calendar year in which the Effective Date occurs, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one additional year beginning on the second January 1, that follows the Effective Date and on each January 1 thereafter unless either the Company or the Executive notifies the other party, by written notice delivered no later than 90 days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs during the Employment Period, this Agreement shall remain in effect for the two (2) year period following the Change of Control and shall then terminate.

2. Duties. The Executive agrees that during the Employment Period, the Executive will devote his full business time, energies and talents to serving as the President and Chief Executive Officer of the Company, at the direction of the Board of Directors of the Company (the “Board”). The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the Board, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the Board and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. The Executive will perform the duties required by this Agreement at the Company’s principal place of business unless the nature of such duties requires otherwise. During the Employment Period, the Executive shall be nominated to serve as member of the Board subject to the election of the shareholders. Notwithstanding the foregoing, during the Employment Period, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Board, inhibit, prohibit, interfere with or conflict with the Executive’s duties under this Agreement or conflict in any material way with the business of the Company and its Affiliates; provided, however, that the Executive shall not serve on the board of directors of any business (other than the Company or its Affiliates) or hold any other position with any business without receiving the prior written consent of the Board.

3. Compensation and Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Company shall compensate the Executive for the Executive’s services as follows for periods following the Effective Date:

(a) The Executive shall be compensated at an annual rate of $300,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company. Beginning on January 1, 2009 and on each anniversary of such date, the Executive’s rate of Annual Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”), and following such review, the Annual Base Salary may be adjusted upward but in no event will it be decreased.

(b) The Executive shall be entitled to receive performance based annual incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Any such Incentive Bonus shall be paid to the Executive within thirty (30) days of the completion of the audit by the Company’s auditor, but in no event later than two and one-half months after the close of each such fiscal year. For calendar year 2008 and thereafter, the Executive’s target Incentive Bonus shall be not less than $100,000.

(c) During the Employment Period, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs, including such cash and deferred bonus programs and equity incentive plans as may be in effect from time to time with respect to senior executives employed by the Company on as favorable a basis as provided to other similarly situated senior executives. The Executive and the Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), as well as all medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by the Company on as favorable a basis as provided to other similarly situated senior executives.

(d) The Executive shall be entitled to accrue vacation at a rate of no less than four (4) weeks vacation for each calendar year, subject to the Company’s vacation programs and policies as may be in effect during the Employment Period.

(e) The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Company’s expense reimbursement policy and actually incurred by the Executive in the promotion of the Company’s business. The Executive shall have use of a Company-provided automobile and receive reimbursement for expenses on a basis no less favorable than the policy applicable to the Executive as of the date hereof.

(f) Nothing contained herein is intended to change or otherwise modify the terms and conditions of the Salary Continuation Agreement entered into by and between the Executive and the Company, as it may be amended from time to time.

4. Definitions. As used throughout this Agreement, all of the terms defined in this Section 4 shall have the meanings given below.

(a) “Affiliate” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, where “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b) “Base Compensation” shall mean the amount equal to the sum of (i) the greater of the Executive’s then-current Annual Base Salary or the Executive’s Annual Base Salary as of the date one (1) day prior to the Change of Control; and (ii) the amount of the Incentive Bonus paid (or payable) for the most recently completed fiscal year of the Company.

(c) “Change of Control” shall mean:

(i) the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii) the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) the consummation by the Company of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition, or (B) in connection with the merger of the Company and MidWestOne Financial Group, Inc. as of the Effective Date.

(d) “Covered Period” shall mean the period beginning six (6) months prior to a Change of Control and ending twenty-four (24) months after the Change of Control.

(e) “Disability” shall mean that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(f) “Good Reason” shall mean the Executive’s voluntary Termination of employment for one or more of the following reasons:

(i) an adverse change in the nature, scope or status of the Executive’s position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(ii) a reduction in Executive’s annual salary, bonus opportunity, or material reduction to Executive’s aggregate benefits, or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii) relocation of the Executive’s primary place of employment of more than 25 miles from the Executive’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period or a requirement that the Executive engage in travel that is materially greater than prior to the Covered Period;

(iv) failure by an acquirer to assume this Agreement at the time of the Change of Control, or;

(v) a material breach by the Company, or its successor, of this agreement.

Notwithstanding the foregoing, prior to the Executive’s voluntary Termination for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clause (i) – (v) above within 90 days of such initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, no benefits shall be due under Section 5 of this Agreement with respect to such occurrence. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Executive shall be entitled to benefits under Section 5 of this Agreement upon such Termination; provided such Termination occurs within 24 months of such initial existence of the applicable condition.

(g) “Minimum Payments” shall mean, as applicable, the following amounts:

(i) the Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) the Executive’s earned but unpaid Incentive Bonus for the previously completed fiscal year;

(iii) the Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv) the Executive’s unreimbursed business expenses and all other items earned and owed to the Executive through and including, the Termination Date; and

(v) benefits, incentives and awards described in Section 5(f).

(h) “Release” shall mean a general release and waiver substantially in the form attached hereto as Exhibit A.

(i) “Severance Amount” shall mean an amount equal to 2.5 times the Executive’s Base Compensation.

(j) “Termination” shall mean termination of the Executive’s employment either:

(i) by the Company or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or disability; or

(ii) by the Executive for Good Reason.

(k) “Termination Date” shall mean the date of employment termination indicated in the written notice provided by the Company or the Executive to the other.

(l) “Termination for Cause” shall mean only a termination by the Company as a result of:

(i) the Executive’s willful and continuing failure, that is not remedied within twenty days after receipt of written notice of such failure from the Company, to perform his obligations hereunder;

(ii) the Executive’s conviction of, or the pleading of nolo contendre to, a crime of embezzlement, fraud or a felony under the laws of the United States or any state thereof;

(iii) the Executive’s breach of fiduciary responsibility; or

(iv) an act of dishonesty by the Executive which is materially injurious to the Company.

Any determination of Cause under this Agreement shall be made by resolution adopted by a two-thirds (2/3) vote of the Board at a meeting called and held for that purpose. The Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.

(m) “Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

5. Rights and Payments Upon Termination. The Executive’s right to benefits and payments, if any, for periods after the Termination Date shall be determined in accordance with this Section 5:

(a) Minimum Payments. If the Termination Date occurs during the Employment Period for any reason, the Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which the Executive may be entitled under the following provisions of this Section 5 (other than this Section 5(a)) or the express terms of any employee benefit plan or as required by law. Any payments to be made to the Executive pursuant to this Section 5(a) shall be made within 30 days after the Termination Date; provided that any benefits, incentives or awards payable as described in Section (f) shall be made in accordance with the provisions of the applicable plan, program or arrangement. Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company following the Termination Date for purposes of any employee benefit plan or arrangement in which the Executive may participate at such time.

(b) Termination for Cause, Death, Disability, Voluntary Resignation and Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, death, Disability, voluntary resignation other than for Good Reason or if this Agreement expires due to notice of non-renewal by either party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Payments, the Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after the Termination Date.

(c) Termination Other than for Cause or Good Reason. If the Executive’s employment by the Company, or any Affiliate or successor of the Company, shall be subject to a Termination other than during a Covered Period, then, in addition to Minimum Payments, the Company shall provide the Executive the following benefits:

(i) Commencing on the Termination Date, the Executive shall receive the applicable Severance Amount (less any amount described in subparagraph (ii) below) paid in 12 substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

(ii) To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after the Executive’s Termination.

(iii) The Executive (and dependents, as may be applicable) shall be entitled to the medical benefits provided in Section (e) below.

(d) Termination Upon a Change of Control. If the Executive’s employment by the Company, or any Affiliate or successor of the Company, shall be subject to a Termination within a Covered Period, then, in addition to Minimum Payments, the Company shall provide the Executive the following benefits:

(i) Within five (5) days after the Executive’s Termination, the Company shall pay the Executive a lump sum payment in an amount equal to the Severance Amount.

(ii) Within five (5) days after the Executive’s Termination, the Company shall pay the Executive a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus, vacation pay, sick pay or other paid time off, which has accrued but has not been paid or used.

(iii) The Executive (and his dependents, as may be applicable) shall be entitled to the medical benefits provided in Section (e) below.

(e) Medical and Dental Benefits. If the Executive’s employment by the Company or any Affiliate or successor of the Company shall be subject to a Termination as provided in subsections (c) or (d) above within the Agreement Term, then to the extent that the Executive or any of the Executive’s dependents may be covered under the terms of any medical and dental plans of the Company (or any Affiliate) for active employees immediately prior to the termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will provide the Executive and those dependents with equivalent coverages, with the Executive required to pay the same amount as he or she would pay if he or she continued in employment with the Company or an Affiliate during such period. The coverages may be procured directly by the Company (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Executive and the Executive’s dependents comply with all of the conditions of the medical or dental plans, with the cost to the Company not to exceed the cost for continued COBRA coverage. In the event the Executive or any of the Executive’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Company (or any Affiliate) plan benefits, coverage under Company (or any Affiliate) plans will cease for the eligible Executive and/or dependent. The Executive and Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available. In the event the Company (or any Affiliate) discovers that the Executive and/or dependent has become employed and not provided the above notification, all payments and benefits under this Agreement will cease.

(f) Other Benefits. The Executive’s rights following a Termination with respect to any benefits, incentives or awards provided to the Executive pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.

6. Release. Notwithstanding anything contained in this Agreement to the contrary, no payments or benefits (including without limitation, vesting of any and all stock options, shares of restricted stock, restricted stock units and other unvested incentive awards) payable to the Executive under Section 5(c), 5(d) or 5(e) (except for payments and benefits described in Section 5(a)) shall be paid or provided to the Executive unless he first executes (without subsequent revocation) and delivers to the Company a Release.

7. Excise Tax Limitation.

(a) It is the intention of the Company and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company’s expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth (A) the Executive’s applicable Base Amount (as defined under Section 280G of the Code), (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within ninety (90) days of his receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this Section, including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 5 hereof and (B) any other compensation earned by the Executive pursuant to the Company’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

(b) The Company and the Executive hereby recognize that the restrictive covenants under Section 8 have value and that the value shall be recognized in the Section 280G calculations by an allocation of a portion of the termination benefits to the restrictive covenant provisions based on the fair market value of such restrictive covenant provisions. The Independent Advisor shall make the determination of the fair value to be allocated to the restrictive covenant provisions.

(c) For purposes of this Agreement, “Independent Advisor” shall mean an independent nationally recognized accounting firm approved by the Company and the Executive, where such approval shall not be unreasonably withheld by either party.

8. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that, during the course of his employment with the Company, the Executive may produce and have access to confidential and/or proprietary non-public information concerning the Company and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customers lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after his employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. The Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or his activities in connection with the business of the Company or any of its Affiliates, the Executive will immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Executive agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the use or disclosure of Confidential Information. The Executive agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement

(b) Documents and Property. All records, files, documents and other materials or copies thereof relating to the business of the Company and its Affiliates, which the Executive shall prepare, receive, or use, shall be and remain the sole property of the Company and, other than in connection with performance by the Executive of his duties hereunder, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon the Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c) Non-Competition and Non-Solicitation. The Company and the Executive have jointly reviewed the operations of the Company and have agreed that the primary service area of the Company’s lending and deposit taking functions in which the Executive will actively participate extends separately to an area that encompasses a twenty-five (25) mile radius from each banking or other office location of the Company and its Affiliates (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and his employment by the Company, the Executive agrees that, during his employment with the Company and for a period of twenty-four (24) months immediately following the termination of his employment (the “Restrictive Period”), for whatever reason, where such termination occurs during the term of this Agreement or thereafter, he will not, except with the express prior written consent of the Company, directly or indirectly, do any of the following (all of which are collectively referred to in this agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided however, that the ownership by the Executive of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) The Executive will not, directly or indirectly, either for himself, or any Financial Institution: (1) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; (2) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations.

(iii) The Executive will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Company or any of its Affiliates, where the Executive, or any person reporting to the Executive, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(iv) The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to the products, activities or services which compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(d) Work for Hire Provisions.

(i) Exclusive Rights of the Company in Work Product. The parties acknowledge and agree that all work performed by the Executive for the Company or any of its Affiliates shall be deemed “work for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by the Executive shall be the exclusive property of the Company. The Executive hereby assigns to the Company any right, title and interest in and to all Inventions that he may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. The Executive agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Company (both during and after the termination of his employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(ii) Definitions and Exclusions. For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by the Executive in the course of his employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing, Inventions shall not include: (i) any inventions independently developed by the Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by the Executive prior to his exposure to any Confidential Information.

(e) Remedies for Breach of Restrictive Covenants. The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges and expressly agrees that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with her, as the case may be.

9. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

10. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

ISB Financial Corp.

Attention: President

102 South Clinton St.

Iowa City, Iowa 52240

If to the Executive to:

[                            ]

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or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

11. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Johnson, Iowa.

12. Entire Agreement; Survival. This Agreement constitutes the entire agreement between Executive and the Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Executive hereby agrees that such scope may be judicially modified accordingly.

13. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

14. No Assignment. The Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Executive under this Agreement.

16. Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

17. Survival. The provisions of Section 8 shall survive the termination of this Agreement.

18. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Executive and the Company.

19. Internal Revenue Code Section 409A. If at the time of any payment hereunder: (a) the Executive is considered to be a “specified employee” as that term is or may be, defined under Section 409A(a)(2)(B) of the Code; and (b) such payment is required to be treated as deferred compensation under Section 409A of the Code; then, to the extent required, no such payment may be made before the date which is six (6) months after the Termination Date.

20. Other Agreements. In the event of the existence of another agreement between the parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any the provisions of Section 8, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

21. References. Masculine pronouns are used herein solely for convenience of reference, and are intended to have general application.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ISB FINANCIAL CORP.		CHARLES N. FUNK

By:	/s/ W. Richard Summerwill	/s/ Charles N. Funk
Name:	W. Richard Summerwill	[Signature]
Its:	Chairman and CEO

[Address]

EXHIBIT A

GENERAL RELEASE AND WAIVER

THIS GENERAL RELEASE AND WAIVER (the “Release”) is made and entered into as of this              day of             , 200  , by and between ISB Financial Corp. (the “Company”) and Charles N. Funk (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. The Executive and the Company agree that the Executive’s employment with the Company terminated effective                     . The Executive further agrees that without prior written consent of the Company he will not hereafter seek reinstatement, recall or reemployment with the Company.

2. Severance Payment.

(a) A description of the payments to which the Executive may be entitled upon termination of employment are contained in Section 5 of that certain Employment Agreement entered into by and between the Company and the Executive dated September 11, 2007, which is incorporated by reference herein (the “Employment Agreement”).

(b) The payments described in this Section 2 are over and above that to which the Executive would be otherwise entitled to upon the termination of his employment with the Company, absent executing this Release, notwithstanding the terms of the Employment Agreement. The Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release.

3. General Release. In consideration of the payments and benefits to be made by the Company to the Executive in Section 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation

Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, the Ohio Civil Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Executive’s rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of the Employment Agreement or this Release or to indemnification which the Executive may have under the Company’s governing documents, by any agreement, under any applicable law or otherwise. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Iowa.

4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5. No Disparaging, Untrue Or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Company, its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf), or the Executive. The Company represents that none of its senior officers or members of its Board of Directors has made, and will not make, any disparaging, untrue, or misleading written or oral statements about or relating to the Executive.

6. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7. Waiver. A waiver by the Company of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

8. Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Release is disclosed by the Company as may be required by law.

9. Restrictive Covenants. The Executive agrees that he will abide by the terms set forth in Section 8 of the Employment Agreement.

10. Return of Company Materials. The Executive represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Release, including but not limited to the laptop computer, printer, Blackberry device, telephone, and credit card, as may be applicable.

11. Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:

(a) this Release is written in a manner understood by the Executive;

(b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c) the Executive has not waived any rights arising after the date of this Release;

(d) the Executive has received valuable consideration in exchange for the Release in addition to amounts the Executive is already entitled to receive; and

(e) the Executive has been advised to consult with an attorney prior to executing this Release.

12. Consideration and Revocation. The Executive is receiving this Release on             , 200  , and the Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign the Release. The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Company. Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the Secretary of the Company and the Release shall not take effect until those seven (7) days have ended.

13. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company which relate to periods of time during the Employment Period (as defined in the Employment Agreement), the Executive agrees to make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Section 13. It is expressly agreed and understood that the Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Company. Nothing in this Section 13 is intended to require the Executive to expend an unreasonable period of time in activities required by this Section.

14. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

15. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

16. Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

17. Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Johnson, Iowa.

18. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If the Executive signs this Release less than 21 days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first stated above.

ISB FINANCIAL CORP.	CHARLES N. FUNK

By:
Name:	[Signature]
Its:

[Address]